Exhibit 10.2

March 30, 2011

UBS A.G., London Branch

100 Liverpool Street

London EC2M 2RH

United Kingdom

Offer Letter No. OA 001/2011

Dear Sirs:

We hereby offer you to enter into an Option Agreement as per the terms and conditions enclosed hereto. You may accept this offer by notifying us in writing. This offer will expire if not accepted in writing by you by 12:00 pm, New York time, on March 30, 2011.

Should you have any questions, please feel free to contact any of the undersigned.

Sincerely,

CENCOSUD S.A.

By:
Name:
Title:

Enclosure

Exhibit 10.2

March 30, 2011

UBS A.G., London Branch

100 Liverpool Street

London EC2M 2RH

United Kingdom

Receipt Acknowledgement of Acceptance of Offer No. OA 001/2011

Dear Sirs:

We hereby acknowledge receipt of your Letter of Acceptance of Offer, dated March 30. 2011, accepting the offer contained in our Offer Letter, dated March 30, 2011.

Sincerely,

CENCOSUD S.A.

By:

Name:

Title:

Exhibit 10.2

March 30, 2011

Cencosud S.A.

Avenida Kennedy 9001, 4th Floor

Las Condes, Santiago

Chile

Receipt Acknowledgment of Offer Letter No. OA 001/2011

Dear Sirs:

UBS A.G., London Branch hereby acknowledges receipt of your Offer Letter, dated March 30, 2011, which had annexed to it an Option Agreement (a copy of which is enclosed hereto). This letter does not constitute acceptance of your offer contained in the Offer Letter.

Sincerely,

UBS A.G., LONDON BRANCH

Name:	CESAR GUEIKIAN
Title:	MANAGING DIRECTOR

Name:	SCOTT STEVENS
Title:	MANAGING DIRECTOR

Enclosure

Exhibit 10.2

March 30, 2011

Cencosud S.A.

Avenida Kennedy 9001, 4th Floor

Las Condes, Santiago

Chile

Letter of Acceptance of Offer No. OA 001/2011

Dear Sirs:

UBS A.G., London Branch hereby accepts your offer, as set forth in your Offer Letter, dated March 30, 2011. We acknowledged receipt of such offer on March 30, 2011.

Sincerely,

UBS A.G., LONDON BRANCH

Name:	CESAR GUEIKIAN
Title:	MANAGING DIRECTOR

Name:	SCOTT STEVENS
Title:	MANAGING DIRECTOR

Exhibit 10.2

March 30, 2011

UBS A.G., London Branch

100 Liverpool Street

London EC2M 2RH

United Kingdom

Receipt Acknowledgement of Acceptance of Offer No. OA 001/2011

Dear Sirs:

We hereby acknowledge receipt of your Letter of Acceptance of Offer, dated March 30, 2011, accepting the offer contained in our Offer Letter, dated March 30, 2011.

Sincerely,

CENCOSUD S.A.

By:

Name:

Title:

Exhibit 10.2

OPTION AGREEMENT

THIS AGREEMENT is made and entered into this March 30, 2011, by and between CENCOSUD S.A., a corporation organized and existing under the laws of Chile (hereinafter referred to as “Cencosud”), domiciled at Avenida Kennedy 9001, 4th Floor, Las Condes, Santiago, Chile; and UBS A.G, London Branch, operating as a branch of UBS AG, a Swiss banking corporation, organized and existing under the laws of Switzerland (hereinafter referred to as the “Bank”), domiciled at 100 Liverpool Street, London EC2M 2RH United Kingdom.

WITNESSES THAT:

WHEREAS, the Bank has acquired on this date 367,598,038 ordinary shares (the “Shares”) of Jumbo Retail Argentina S.A. (“Jumbo”) pursuant to the terms and conditions of a share purchase agreement dated as of this date;

WHEREAS, as of the date hereof, Bank and the Cencosud Shareholder (as defined in the Shareholders Agreement) have entered into a shareholders agreement with respect to the acquisition of the Shares (the “Shareholders Agreement”);

AND WHEREAS, Bank and Cencosud wish to enter into a transaction whereby Cencosud will be able to call the Shares from Bank, and Bank will be able to put the Shares to Cencosud, as further described herein.

Exhibit 10.2

NOW THEREFORE THIS AGREEMENT WITNESSETH that, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

1. INTERPRETATION

Definitions

1.1 In this Agreement, unless something in the subject matter or context is inconsistent therewith:

“Adjusted Strike Price” means, if an Early Termination Date occurs on a Scheduled Potential Exercise Date, the Strike Price on such date or, otherwise, an amount determined based on the following formula:

X = X0 + (Y) *	(	X1 - X0 Y1)

Where:

X = the Adjusted Strike Price;

X0 = the Strike Price on the nearest Scheduled Potential Exercise Date preceding the Early Termination Date (or, if the Early Termination Date occurs prior to the first Scheduled Call Option Potential Exercise Date, an amount equal to USD 442,116,640);

X1 = the Strike Price on the nearest Scheduled Potential Exercise Date following the Early Termination Date;

Y = the number of days from and including the nearest Scheduled Potential Exercise Date preceding the Early Termination Date (or, if the Early Termination Date occurs prior to the first Scheduled Call Option Potential Exercise Date, from and including the date hereof) to and including the Early Termination Date); and

Y1 = the number of days from and including the nearest Scheduled Potential Exercise Date preceding the Early Termination Date (or, if the Early Termination Date occurs prior to the first Scheduled Call Option Potential Exercise Date, from and including the date hereof) to the next succeeding Scheduled Potential Exercise Date.

Attached as Annex A is a numerical example of the formula set forth above.

“Agreement” means this agreement and all amendments made hereto by written agreement between the parties hereto.

Exhibit 10.2

“Bankruptcy” means, with respect to a party, that the party is (1) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (2) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (3) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (4) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (A) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding up or liquidation or (B) is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof; (5) has a resolution passed for its winding up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (6) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; (7) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter; (8) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (1) to (7) inclusive); or (9) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Business Day” shall mean Monday through Friday, except legal and banking holidays in Santiago, Chile, City of Buenos Aires, Argentina and New York, New York, United States of America.

“Call Option” means the right of Cencosud to purchase the Shares from Bank pursuant to this Agreement.

Exhibit 10.2

“Call Option Exercise Period” means the five Business Days ending on, and including, the Close of Business for each Call Option Potential Exercise Date.

“Call Option Potential Exercise Date” means (i) September 23, 2011, (ii) March 23, 2012, (iii) March 22, 2013 (each of (i), (ii) and (iii), a “Scheduled Call Option Potential Exercise Date”) or, if any date specified in clause (i), (ii) or (iii) is not a Business Day, the following Business Day, (iv) any other Business Day on which an Event of Default with respect to Bank has occurred and is continuing and (v) any other Business Day on which an Optional Termination Event has occurred and is continuing.

“Call Option Strike Price” means (i) with respect to the first Scheduled Call Option Potential Exercise Date, USD 460,020,000, (ii) with the second Scheduled Call Option Potential Exercise Date, USD 473,625,000, and (iii) with respect to the third Scheduled Call Option Potential Exercise Date, USD 496,120,000. In the event the Call Option is exercised on a date described in clauses (iv) or (v) of the definition of “Call Option Potential Exercise Date,” the Call Option Strike Price shall be the Adjusted Strike Price.

“Close of Business” means 5:00 p.m. local time in New York City.

“Defaulting Party” has the meaning set forth in Section 3.

“Early Termination Date” means (i) with respect to an Event of Default other than a Bankruptcy, the Business Day on which a party delivers to the other party a notice of an Event of Default with respect to the other party and (ii) with respect to a Bankruptcy, immediately upon the occurrence thereof.

“Event of Default” means, with respect to a party: (i) the failure of such party to make any payment or delivery required by this Agreement; (ii) a Bankruptcy of such party or its Guarantor; (iii) a default, event of default or other similar condition or event (however described) in respect of such party or its Guarantor under one or more agreements or instruments relating to Indebtedness in an aggregate amount of not less than USD 150,000,000 (or its foreign currency equivalent), which has resulted in such Indebtedness becoming, or becoming capable at such

Exhibit 10.2

time of being declared, due and payable before they would otherwise have been due and payable or (2) a default by such party or its Guarantor in making one or more payments on the due date thereof in an aggregate amount of not less than USD 150,000,000 under such agreements or instruments (after giving effect to any applicable notice requirement or grace period); or (iv) with respect to Cencosud, the failure of an unconditional guarantee, by Guarantor in favour of Bank, of Cencosud’s obligations hereunder to be in full force and effect at any time after May 30, 2011.

“Exercise Date” means the date on which the Call Option or Put Option is exercised.

“Exercise Period” means the Call Option Exercise Period or the Put Option Exercise Period, as applicable.

“Fair Market Value” means, with respect to the Shares: (i) in relation to an Event of Default where Bank is the Defaulting Party, an amount, determined by the Investment Bank, which may be based, without limitation, on comparables, quotations or other valuation methods; and (ii) in relation to an Event of Default where Cencosud is the Defaulting Party, an amount, determined by the Valuation Bank, which may be based, without limitation, on comparables, quotations or other valuation information or sale or bid prices for the Shares in an auction conducted by the Valuation Bank in which Bank may be a bidder; provided, however, that if the Valuation Bank conducts an auction or sale process which results in an agreement to purchase the Shares, the Fair Market Value shall be based on the price obtained in such process. Notwithstanding the foregoing, the parties agree that if the Fair Market Value is based on sale or bid prices for the Shares, and either Jumbo or Cencosud blocks, delays or otherwise impedes the disposition of the Shares, the Fair Market Value of the Shares shall be deemed to be USD 0. Notwithstanding clause (ii) hereof, If the Valuation Bank has not determined a Fair Market Value by the time of a judicial declaration of bankruptcy with respect to Cencosud, Bank may determine the Fair Market Value in good faith and in a commercially reasonable manner.

“Guarantor” means Cencosud Retail S.A.

“Investment Bank” means the qualified third party selected by the Bank from a list of three investment banks submitted by Cencosud. Each bank on the list must be an international

Exhibit 10.2

investment bank of worldwide reputation with relevant expertise regarding the supermarket industry in Chile and Argentina. In the event that no such list can be created because an insufficient number of banks meet the foregoing criteria, the Bank may either (i) choose from such shorter list as Cencosud submits or (ii) agree with Cencosud on a qualified third party to act as Investment Bank. In the event the Bank does not select among the list provided by Cencosud within a 15-day period beginning on the date such list is delivered to Bank, Cencosud will be entitled to appoint as Investment Bank any of Deutsche Bank, Santander or Bank of America Merrill Lynch (or their affiliates).

“Indebtedness” means any obligation (whether present or future, contingent or otherwise, as principal or surety or otherwise) in respect of borrowed money.

“Non-Defaulting Party” has the meaning set forth in Section 3.

“Notice of Termination” has the meaning set forth in Section 3.

“Optional Termination Event” means that due to the adoption of, or any change in, any applicable law after the date hereof, or due to the promulgation of, or any change in, the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law after such date, it becomes unlawful, or there is a substantial likelihood that it will become unlawful, for either Bank or Cencosud to perform its obligations, whether absolute or contingent, hereunder.

“Put Option” means the right of Bank to require Cencosud to purchase the Shares from Bank pursuant to this Agreement.

“Put Option Exercise Period” means each of the five Business Days ending on, and including, the Close of Business on the Put Option Potential Exercise Date.

“Put Option Potential Exercise Date” means (i) September 24,2012 (the “Scheduled Put Option Potential Exercise Date”) or, if such date is not a Business Day, the following Business Day, (ii) any other Business Day on which an Event of Default with respect to Cencosud has occurred and is continuing and (iii) any other Business Day on which an Optional Termination Event has occurred and is continuing.

Exhibit 10.2

“Put Option Strike Price” means, with respect to the Scheduled Put Option Potential Exercise Date, USD 486,630,000. In the event the Put Option is exercised on a date described in clauses (ii) or (iii) of the definition of “Put Option Potential Exercise Date,” the Put Option Strike Price shall be the Adjusted Strike Price.

“Scheduled Potential Exercise Date” means each Scheduled Call Option Potential Exercise Date and the Scheduled Put Option Potential Exercise Date.

“Settlement Date” means the third Business Day following the Exercise Date.

“Shareholders Agreement” has the meaning set forth in the recitals.

“Shares” has the meaning set forth in the recitals (as adjusted to reflect any stock splits or combinations).

“Strike Price” means the Call Option Strike Price or the Put Option Strike Price, as applicable.

“Termination Value” means an amount (which may be positive or negative) determined by the Non-Defaulting Party equal to (i) the Adjusted Strike Price less (ii) the Fair Market Value of the Shares.

“USD” means the lawful currency of the United States of America.

“Valuation Bank” an internationally recognized investment bank selected by Bank from the list attached hereto as Schedule A.

Exhibit 10.2

2. CALL AND PUT OPTION

2.1 Call of Cencosud.

Cencosud shall have the right, by notice delivered to Bank during the Exercise Period on any Call Option Potential Exercise Date, to purchase from Bank all, and not less than all, of the Shares at the relevant Call Option Strike Price; provided, however, that the Call Option may only be exercised if the Put Option has not been previously exercised.

2.2 Put of Bank.

Bank shall have the right, by notice to Cencosud delivered during the Exercise Period on any Put Option Potential Exercised Date, to sell all, and not less than all, of the Shares to Cencosud, and Cencosud shall have the obligation to purchase such Shares at the Put Option Strike Price; provided, however, that the Put Option may only be exercised if the Call Option has not been previously exercised.

2.3 Option Settlement.

On the Settlement Date, Cencosud will pay the applicable Strike Price to Bank in USD in immediately available funds. Upon its receipt of such payment and on the same date, Bank will deliver the Shares to Cencosud. For the avoidance of doubt, Bank’s delivery obligations shall be satisfied by the delivery to Cencosud of one or more certificates representing the Shares, along with a duly executed notice of transfer pursuant to Section 215 of the Argentine Companies Law; it shall not be required that such transfer shall have been registered or recorded on the books and records of Jumbo. The transfer of the Shares shall be made in accordance with the form of share purchase agreement attached hereto as Annex B. Settlement of the Put Option or the Call Option shall take place in a location in Santiago, Chile, City of Buenos Aires, Argentina or New York, New York, United States of America to be mutually agreed upon between the parties.

3. EARLY TERMINATION. Upon the occurrence and continuation of an Event of Default with respect to a party (the “Defaulting Party”), the other party (the “Non-Defaulting Party”) may deliver a notice of termination (a “Notice of Termination”) to the Defaulting Party

Exhibit 10.2

and upon such delivery the Call Option and the Put Option shall be immediately terminated (except that upon the occurrence of a Bankruptcy, the Call Option and the Put Option shall be immediately terminated upon the occurrence thereof, regardless of whether a Notice of Termination shall have been delivered), and the only remaining obligation between the parties in relation to the Call Option and the Put Option shall be the obligation of the Defaulting Party or the Non-Defaulting Party, as applicable, to make the payment of the Termination Value in accordance with this Section 3; provided, however, that, unless the Event of Default is a Bankruptcy or the failure by a party to perform its payment or delivery options hereunder, the Non-Defaulting Party shall exercise its Call Option or Put Option, as applicable, and may only deliver a Notice of Termination if the Defaulting Party shall fail to perform its payment or delivery obligations hereunder following such exercise. As promptly as reasonably practicable following the Early Termination Date, the Non-Defaulting Party shall deliver to the Defaulting Party a notice setting forth the Termination Value, which shall be due and payable by Cencosud, if positive, or by Bank, if negative, in each case as of the date of such notice. In addition to the foregoing, the Defaulting Party will, on demand, indemnify and hold harmless the Non- Defaulting Party from and against all reasonable out of pocket expenses, including legal fees and stamp tax, incurred by the Non-Defaulting Party by reason of the enforcement and protection of its rights under this Agreement or by reason of the early termination of this Agreement, including, but not limited to, costs of collection.

4. MISCELLANEOUS PROVISIONS.

4.1 Incorporation.

Sections 4.1, 4.2 and 8 of the Shareholders Agreement are incorporated into this Agreement in their entirety as if set forth herein.

4.2 Valuation Costs.

The Defaulting Party shall be responsible for the cost of the valuation made by the Investment Bank or the Valuation Bank in accordance with the definition of “Fair Market Value.”

Exhibit 10.2

ANNEX A

ADJUSTED STRIKE FORMULA APPLICATION EXAMPLES

Formula:

X = X0 + (Y)*	(	X1 - X0 Y1)

Where:

X = the Adjusted Strike Price;

X0 = the Strike Price on the nearest Scheduled Potential Exercise Date preceding the Early Termination Date (or, if the Early Termination Date occurs prior to the first Scheduled Call Option Potential Exercise Date, an amount equal to USD 442,116,640);

X1 = the Strike Price on the nearest Scheduled Potential Exercise Date following the Early Termination Date;

Y = the number of days from and including the nearest Scheduled Potential Exercise Date preceding the Early Termination Date (or, if the Early Termination Date occurs prior to the first Scheduled Call Option Potential Exercise Date, from and including the date hereof) to and including the Early Termination Date); and

Y1 = the number of days from and including the nearest Scheduled Potential Exercise Date preceding the Early Termination Date (or, if the Early Termination Date occurs prior to the first Scheduled Call Option Potential Exercise Date, from and including the date hereof) to the next succeeding Scheduled Potential Exercise Date.

(	Date	Strike	X0	X1	X1 - X0	Y1	Y	(X1 - X0) / Y1	X (Adjusted Strike)

Closing date	30-3-11	442.1

Early termination date example 1	16-5-11		442.1	460.0	17.90	177	47	0.1011	446.9

Call 1	23-9-11	460.0

Early termination date example 2	6-12-11		460.0	473.6	13.61	182	74	0.0748	465.6

Call 2	23-3-12	473.6

Early termination date example 3	7-5-12		473.6	486.6	13.01	187	45	0.0695	476.8

Put	24-9-12	486.6

Early termination date example 4	28-2-13		486.6	496.1	9.49	177	155	0.0536	494.9

Call 3	22-3-13	496.1

Exhibit 10.2

ANNEX B

FORM OF

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated as of [        ], [            ], is made by and among (i) CENCOSUD S.A,, a corporation organized and existing under the laws of the Republic of Chile (“Buyer”), and (ii) UBS A.G LONDON BRANCH, operating as a branch of UBS AG a Swiss banking corporation, organized and existing under the laws of Switzerland (“Seller”).

RECITALS

WHEREAS, Buyer and Seller are parties to that certain Option Agreement, dated March 30, 2011 (the “Option Agreement”).

(b) Sale and Purchase of the Shares.

Sale and Purchase of the Shares. Subject to the terms and conditions hereof, the Seller will sell all of its respective Shares to Buyer and Buyer will purchase all of the respective Shares from the Seller for a price per Share equal to US$[        ], payable in cash at the closing in the manner set forth in Section 2.3 of the Option Agreement.

Closing. The closing of the sale and purchase of all of the Shares (the “Closing”) shall take place at the offices of [                    ] at [                    ] New York time on [                    ], unless the parties otherwise agree in writing (the “Closing Date”). At the Closing:

The Seller shall deliver to Buyer, free and clear of any liens, charges or encumbrances of any kind whatsoever (collectively, “Liens”), certificates representing all of the Shares, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, and a copy of an executed letter from the Seller to the Company informing it of the sale of the Shares to Buyer (the form of such letter attached hereto as Exhibit A, the “Section 215 Letter”); and

1

Exhibit 10.2

Buyer will pay to the Seller the Strike Price (as defined in the Option Agreement), such amount to be paid by wire transfer of immediately available funds to the following account:

[                    ]

(c) Representations and Warranties of the Seller. the Seller represents and warrants to Buyer, in respect of itself only, as of the date of Closing, as follows:

Corporate Status; Authorization, etc. the Seller is duly formed, validly existing and in good standing under the laws of the country of its organization or formation. The Seller has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance of the Seller’s obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate or organizational action of the Seller. The Seller has duly executed and delivered this Agreement. This Agreement constitutes the legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms.

Title to Shares. The Seller owns, beneficially and of record, the respective Shares, free and clear of any Liens. Upon the delivery of and payment for the Seller’s Shares at the Closing as provided for in this Agreement, Buyer will acquire good and valid title to all the Shares, free and clear of any Liens other than any Liens created by Buyer.

No Conflicts, etc. The execution, delivery and performance of this Agreement by the Seller and the consummation of the transactions contemplated hereby do not conflict with, contravene, result in a violation or breach of or default under (with or without the giving of notice or the lapse of time or both), create in any other Person a right or claim of termination, amendment, or require modification, acceleration or cancellation of, or result in the creation of any Liens (or any obligation to create any Liens) upon any of the properties or assets of the Seller under, (i) any law, regulation or order of any court or other legal authority applicable to the Seller or any of its properties or assets, (ii) any provision of any of the organizational or governance documents of the Seller or (iii) any contract, or any other agreement or instrument to which the Seller is a party or by which any of its properties or assets may be bound, except, in the case of this clause (iii), for violations and defaults that, individually and in the aggregate, could not reasonably be expected to materially impair the ability of the Seller to perform its obligations hereunder. The Seller is not required to make or obtain any filing, consent, approval, authorization, waiver or permit from or with any governmental authority, contractual counterparty or other person in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

2

Exhibit 10.2

(d) Representations and Warranties of Buyer. Buyer represents and warrants to the Seller, as of the date of Closing, as follows:

Corporate Status; Authorization, etc. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of Chile. Buyer has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action of Buyer, Buyer has duly executed and delivered this Agreement. This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

No Conflicts, etc. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby do not conflict with, contravene, result in a violation or breach of or default under (with or without the giving of notice or the lapse of time, or both), create in any other Person a right or claim of termination, amendment, modification, acceleration or cancellation of, or result in or require the creation of any Lien (or any obligation to create any Lien) on any of the properties or assets of Buyer under (i) any law, regulation or order of any court or other legal authority applicable to Buyer or any of its properties or assets, (ii) any provision of any of the organizational or governance documents of Buyer, or (iii) any contract, agreement or other instrument to which Buyer is a party or by which its properties or assets may be bound except, in the case of clause (c), for violations and defaults that, individually and in the aggregate, would not materially impair the ability of Buyer to perform its obligations hereunder. Buyer is not required to make or obtain any filing, consent, approval, authorization, waiver or permit from or with any governmental authority, contractual counterparty or other person in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(e) Miscellaneous.

Expenses. Each party shall bear its own respective expenses, costs and fees (including attorneys’, auditors’ and financing commitment fees) in connection with the transactions contemplated hereby, including the preparation, execution and delivery of this Agreement and compliance herewith.

3

Exhibit 10.2

Governing Law, etc. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING AS TO VALIDITY, INTERPRETATION AND EFFECT, BY THE INTERNAL LAWS OF THE STATE OF NEW YORK.

Arbitration. Any dispute, controversy or claim arising out of or in connection with, or relating to, this Agreement, or the breach, termination or validity thereof, will be finally settled exclusively by arbitration in accordance with the Rules of Arbitration of the London Court of International Arbitration, as in effect at the time of the arbitration, except as modified herein or by mutual agreement of the parties. The seat of the arbitration will be Miami, Florida, provided that the arbitrators may hold hearings in such other locations as the arbitrators determine to be most convenient and efficient for all of the parties to such arbitration under the circumstances. The arbitration will be governed by the Federal Arbitration Act. The arbitration shall be conducted in English.

Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

Assignment. This Agreement shall not be assignable or otherwise transferable by any party hereto without the prior written consent of the other parties hereto.

No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective heirs, successors and permitted assigns.

Entire Agreement. This Agreement, together with the Option Agreement, constitutes the entire agreement of the parties and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

Severability. If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provision in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative, or unenforceable to any extent whatsoever.

Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

4

Exhibit 10.2

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

CENCOSUD S.A.

By:
Name:
Title:

UBS A.G., LONDON BRANCH.

By:
Name:
Title:

Exhibit 10.2

EXHIBIT A

[DATE]

Jumbo Retail Argentina S.A.

[Address]

Section 215 Letter

Dear Sirs:

This Section 215 Letter is to inform you of the sale and transfer of all of the shares of Jumbo Retail Argentina S.A. owned by the undersigned to UBS A.G: London Branch, pursuant to the Stock Purchase Agreement dated as of [        ], [            ] between [                    ] S.A. and UBS A.G., London Branch and the undersigned.

This Section 215 Letter maybe executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

Sincerely,

[ ]

By:
Name:
Title:

[ACKNOWLEDGEMENT]

Exhibit 10.2

SCHEDULE A

Permitted Valuation Banks

Any of the following entities (or their successors or assigns) may be chosen as Valuation Bank: Bank of America, Deutsche Bank, Santander, Morgan Stanley or Goldman Sachs